Exhibit 4.33

English Translation for Reference
Supplemental Agreement
to
Share Transfer Agreement
by and between
Guangdong Meidiya Investment Co., Ltd.
and
Beijing Min Si Lian Hua Investment Management Co., Ltd.
Regarding
Beijing Fanhua Datong Investment Management Co., Ltd.

This Supplemental Agreement to the Share Transfer Agreement (“this Agreement”) is made by the following parties in Beijing on March 24, 2011.
Transferor: Guangdong Meidiya Investment Co., Ltd. (“Guangdong Meidiya” or the “Transferor”)
Address: Room 603, Xiangkang Commercial Building, No. 11 Sanyuanli Boulevard, Baiyun District, Guangzhou
Transferee: Beijing Min Si Lian Hua Investment Management Co., Ltd. (“Min Si Lian Hua” or the “Transferee”)
Address: Room 1004, Qing Yun Dang Dai Building, Block 9, Man Ting Fang Yuan Zone, Qing Yun Li, Haidian District, Beijing
Third Party: Keping Lin (the “Third Party”)
ID Card No.: 432901195707202037
Address: Unit 5, Shiji Jinyuan International Apartment, No. 69 Banjing Road, Haiding District, Beijing
The three parties mentioned above are referred to collectively as the “Parties”.
WHEREAS:
1.
In accordance with the Share Transfer Agreement signed by the Parties on the same date of this Agreement, the Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept the transfer from the Transferor all of its 55% equity interest in Beijing Fanhua Datong Investment Management Co., Ltd. (“Datong Investment”) (the “Equity Transfer”).

2.	The Parties agree to enter into the following supplemental agreement in respect of the effectiveness and termination of the Share Transfer Agreement mentioned above.
NOW, THEREFORE, it is unanimously agreed as follows:
1.	The Share Transfer Agreement shall automatically terminate and become invalid if one of the following circumstances occurs:
(i)	if the Transferee fails to pay to the Transferor the Equity Transfer Price of RMB11 million in full within two workings days from the execution of the Share Transfer Agreement; or
(ii)
if the Closing of the Share Purchase Agreement entered into by and among Winner Sight Global Limited, CNinsure Inc., CISG Holdings Ltd., Guangdong Meidiya Investment Co., Ltd., Keping Lin, Expert Central Limited, Mancini Holdings Limited, Datong International Holdings Limited, Datong Group Limited, Beijing Dahua Rongjin Information Technology Co., Ltd., Beijing Fanhua Datong Investment Management Co., Ltd. and Datong Insurance Sales & Service Company Limited in relation to the trading of Class B common shares of Datong International Holdings Limited does not take place within two working days from the execution of the Share Transfer Agreement.

2.	If the Share Transfer Agreement automatically terminates pursuant to the above requirements:
(i)
the Parties shall use their best effort to offer cooperation to cause the equity interest of the Transferor in Datong Investment to resume to its original status, and the actions to be taken shall include but not limit to withdrawing any application documents submitted to the relevant industrial and commercial administrative bureau with respect to the Equity Transfer;

(ii)
to the extent that the Share Transfer Agreement terminates due to the occurrence of the circumstance described in paragraph 1(ii) above, if the Transferee has paid the Equity Transfer Price of RMB11 million, the Transferor shall return the full amount of payment to the Transferee within two working days of the receipt of such payment.

3.	Unless otherwise herein required, the other provisions of the Share Transfer Agreement shall remain unchanged.
4.	This Agreement and the dispute resolution in connection therewith shall be governed by Article 8 of the Share Transfer Agreement.
5.
This Agreement is written in Chinese and shall become effective once it is signed by the Parties on the date as first written above. This Agreement is executed in four originals with each of the Parties and Datong Investment holding one original. All of them shall have the same legal effect.

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[The remainder of this page is intentionally left blank. This page is the signature page of the Supplemental Agreement to the Share Transfer Agreement by and among Guangdong Meidiya Investment Co., Ltd., Beijing Min Si Lian Hua Investment Management Co., Ltd. and Keping Lin regarding Beijing Fanhua Datong Investment Management Co., Ltd.]
Guangdong Meidiya Investment Co., Ltd. (Chop)
[Chop affixed]
Legal Representative (or Authorized Representative): /s/ Qiuping Lai
Beijing Min Si Lian Hua Investment Management Co., Ltd. (Chop)
[Chop affixed]
Legal Representative (or Authorized Representative): /s/ Ling Yang
Keping Lin (Signature): /s/ Keping Lin